Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “NORTH SQUARE INVESTMENTS TRUST”, FILED IN THIS OFFICE ON THE SECOND DAY OF AUGUST, A.D. 2018, AT 3:05 O`CLOCK P.M.

7001642 8100	Authentication: 203182333
SR# 20185983984	Date: 08-03-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:05 PM 08/02/2018
FILED 03:05 PM 08/02/2018
SR 20185983984 - File Number 7001642

CERTIFICATE OF TRUST OF NORTH SQUARE INVESTMENTS TRUST

This Certificate of Trust of North Square Investments Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as initial trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801, et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed hereby is “North Square Investments Trust”.

2.
Registered Office; Registered Agent. The address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

3.
Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.
Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5.
Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust as of the 2nd of August 2018 in accordance with Section 3811(a)(l) of the Act.

/s/ Robert M. Kurucza
Robert M. Kurucza, not in his individual
capacity but solely as initial trustee